                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.   4   )*
                                         ------

                      Physician Corporation of America
                     ----------------------------------
                              (Name of Issuer)

                     Common Stock, $0.01 Par Value
                     ----------------------------------
                       (Title of Class of Securities)

                               71940P 10 8
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of  5  Pages
                                        ---

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CUSIP No. 71940P 10 8                  13G                 Page  2  of  5  Pages
          ------------                                          ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

E. Stanley Kardatzke
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
United States of America
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power 2,613,216 (excludes all stock options)
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power     9,085
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power 2,613,216
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power     9,085
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
2,613,216
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
X (excludes any shares directly owned by Spouse)
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
6.7%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                                    SCHEDULE 13G
                                                                     PAGE 3 OF 5
ITEM 1.

    (a)  NAME OF ISSUER:
         Physician Corporation of America

    (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
         5835 Blue Lagoon Drive
         Suite 400
         Miami, Florida 33126

ITEM 2.

    (a)  NAME OF PERSON FILING:
         E. Stanley Kardatzke

    (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
         5835 Blue Lagoon Drive
         Suite 400
         Miami, Florida 33126

    (c)  CITIZENSHIP:
         United States of America

    (d)  TITLE OF CLASS OF SECURITIES:
         Common Stock, $0.01 Par Value

    (e)  CUSIP NUMBER:
         71940P 10 8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

    (a)  [   ]  Broker or Dealer registered under Section 15 of the Act
    (b)  [   ]  Bank as defined in Section 3(a)(6) of the Act
    (c)  [   ]  Insurance Company as defined in Section 3(a)(19) of the Act
    (d)  [   ]  Investment Company registered under Section 8 of the
                Investment Company Act
    (e)  [   ]  Investment Adviser registered under Section 203 of the
                Investment Advisers Act of 1940
    (f)  [   ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act
                of 1974 or Endowment Fund
    (g)  [   ]  Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G)
    (h)  [   ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                                    SCHEDULE 13G
                                                                     PAGE 4 OF 5

ITEM 4.  OWNERSHIP:

    (a)  AMOUNT BENEFICIALLY OWNED:
         2,613,216

    (b)  PERCENT OF CLASS:
         6.7%

    (c)  NUMBER OF SHARES TO WHICH SUCH PERSON HAS:

         (i)  sole power to vote or to direct the vote:   2,613,216
        (ii)  shared power to vote or to direct the vote: 9,085
       (iii)  sole power to dispose or to direct the disposition of:
              2,613,216
        (iv)  shared power to dispose or to direct the disposition of: 9,085

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
         securities, check the following [      ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
         Not Applicable

ITEM 9.  NOTICE TO DISSOLUTION OF GROUP:
         Not Applicable

ITEM 10. CERTIFICATION:
         Not Applicable

                                                                    SCHEDULE 13G
                                                                     PAGE 5 OF 5

    By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                      SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  February 12, 1997
                                  ----------------------------
                                  Date

                                  /s/ E. Stanley Kardatzke, M.D.
                                  ------------------------------
                                  Signature

                                  E. Stanley Kardatzke, M.D.
                                  ----------------------------
                                  Name/Title